Century Communities Reports Record Third Quarter 2022 Results

- Record Third Quarter Net Income of $144.5 Million or $4.44 per Diluted Share -

- Deliveries of 2,630 Homes Generating $1.1 Billion in Revenues -

- EBITDA Increased to $188.7 Million -

- Return on Equity of 33.2% -

Greenwood Village, Colorado (October 26, 2022) – Century Communities, Inc. (NYSE: CCS), a top 10 national homebuilder, today announced financial results for its third quarter ended September 30, 2022.

Third Quarter 2022 Highlights Compared to Third Quarter 2021

•	Net income increased 27% to $144.5 million or $4.44 per diluted share, both third quarter records
•	Pre-tax income improved 18% to a third quarter record $172.1 million
•	Total revenues increased 19% to a third quarter record $1.1 billion
•	Return on equity improved by 270 basis points to 33.2%
•	Deliveries of 2,630 homes, a 13% increase and third quarter record
•	Net new home contracts of 1,318
•	Homebuilding gross margin of 24.8%
•	Adjusted homebuilding gross margin of 26.0%
•	EBITDA increased 16% to $188.7 million, a third quarter record
•	Homes in backlog of 3,455 homes valued at $1.4 billion
•	Selling communities increased 17% to 217 from 186 communities

“We delivered strong results in the third quarter, reporting record third quarter earnings per share, net income and pre-tax income while generating a return on equity of 33.2%,” said Dale Francescon, Chairman and Co-Chief Executive Officer. “While rising interest rates and overall economic uncertainty have weighed on new home sales for the entire industry, we are encouraged by the fact that we are continuing to see demand for homes with near-term completions. We are matching our starts with sales, adjusting our product offering towards even more affordably priced homes, and taking steps to reduce costs. Given the flexibility of our operating model, we believe that Century is well positioned to navigate these near-term challenges.”

Rob Francescon, Co-Chief Executive Officer and President, said, “The flexibility of our operating model allowed us to reduce our controlled lot inventory and land spend commitments in the quarter for a minimal cost as we continue to only focus on projects that meet our stringent investment criteria. We saw an improvement in our cycle times and input costs during the third quarter and expect further gains in the fourth quarter of this year and into 2023. Our homebuyers continue to have a healthy financial profile, and our completed homes across our 45 plus markets are still at low levels. Our balance sheet remains strong with $2.1 billion in stockholders’ equity, and we intend to continue investing in our business and returning capital to shareholders throughout the various cycles in the market.”

Third Quarter 2022 Results

Net income for the third quarter 2022 increased 27% to $144.5 million, or $4.44 per diluted share, both third quarter records and as compared to $114.0 million, or $3.31 per diluted share, in the prior year quarter.

Total revenues rose to $1.1 billion, a third quarter record and 19% year over year increase. Home sales revenues increased 22% to $1.1 billion, a third quarter record as well, compared to $917.3 million for the prior year quarter. Deliveries increased 13% year over year to a third quarter record of 2,630 homes compared to 2,322 in the prior year quarter. The average sales price of home deliveries for the third quarter 2022 increased 8% to $425,300, compared to $395,100 in the prior year quarter, primarily due to home price appreciation across all our markets.

Net new home contracts in the third quarter 2022 were 1,318 contracts, compared to 2,742 contracts in the prior year quarter. At the end of the third quarter 2022, the Company had 3,455 homes in backlog, representing $1.4 billion of backlog dollar value.

Adjusted homebuilding gross margin percentage, excluding interest, was 26.0% in the third quarter of 2022, compared to 27.2% in the prior year quarter. Homebuilding gross margin percentage in the third quarter 2022 was 24.8%, as compared to 25.7% in the prior year quarter. Selling, general, and administrative expenses as a percent of home sales revenues was 9.9%, compared to 9.8% in the prior year quarter. Pre-tax income margin was 15.0% in the third quarter of 2022 compared to 15.2% in the prior year quarter.

Selling communities at the end of the third quarter increased 17% to 217 from 186 communities in the prior year quarter.

Return on equity for the third quarter of 2022 was 33.2%, compared to 30.5% in the prior year period, and represented our fifth consecutive quarter with a return on equity of over 30%.

Financial services revenues were $23.3 million compared to $29.1 million in the prior year quarter, and financial services pre-tax income decreased to $9.3 million from $11.4 million, primarily as a result of lower originations and normalization of gain on sale premiums.

Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position, including $2.1 billion of stockholders’ equity, a 17% year over year increase, and $817.2 million of total liquidity, including $182.2 million of cash.

During the third quarter, the Company maintained its quarterly cash dividend of $0.20 per share and repurchased 500,825 shares of its common stock for $22.3 million, for an average per share price of $44.58 or 68% of ending book value as of September 30, 2022.

As of September 30, 2022, homebuilding debt to capital decreased to 36.3%, from 37.1% at June 30, 2022. As of September 30, 2022, net homebuilding debt to net capital decreased to 32.5%, from 33.6% at June 30, 2022.

Full Year 2022 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “Given the continued industry-wide slowdown in current activity, we are reducing our full year home delivery guidance to 10,000 to 10,500 homes and home sales revenues to $4.2-4.4 billion. Given our decision to deliberately delay new community openings, we now expect our year end selling communities to be below our previous guidance of 240-250.”

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, October 26, 2022, at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s third quarter 2022 results, provide commentary, and conduct a question-and-answer session. To participate in the call, please dial 877-270-2148 (domestic) or 412-902-6510 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through November 2, 2022, by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering the passcode 5572574. A replay of the webcast will be available on the Company’s website.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder, offering new homes under the Century Communities and Century Complete brands. Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states and over 45 markets across the U.S., and also offers title, insurance and lending services in select markets through its Parkway Title, IHL Home Insurance Agency, and Inspire Home Loans subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” and “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2022, its expectations to continue to improve cycle times and input costs, management’s belief that Century is well positioned to navigate near-term challenges and its intention to continue to focus on projects that meet Century’s stringent investment criteria, and invest in its business and return capital to stockholders throughout the various cycles in the market. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, including increased interest rates, inflation, and employment levels; the potential impact of global supply chain disruptions, labor, land and raw material or other resource shortages and delays, municipal and utility delays, and COVID-19 on the Company’s business, industry and the broader economy; the ability to identify and acquire desirable land; availability and cost of financing; the effect of tax changes; reliance on contractors and key personnel; availability and pricing for land, labor and raw materials or other resources; the ability to pay dividends in the future; and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Home sales revenues	$1,118,588	$917,337	$3,241,537	$2,881,404
Land sales and other revenues	2,432	11,594	12,872	35,522
Total homebuilding revenues	1,121,020	928,931	3,254,409	2,916,926
Financial services revenues	23,271	29,101	72,373	92,586
Total revenues	1,144,291	958,032	3,326,782	3,009,512
Homebuilding Cost of Revenues
Cost of home sales revenues	(841,665)	(682,012)	(2,365,633)	(2,203,187)
Cost of land sales and other revenues	(292)	(6,977)	(9,151)	(23,996)
Total homebuilding cost of revenues	(841,957)	(688,989)	(2,374,784)	(2,227,183)
Financial services costs	(13,922)	(17,666)	(43,262)	(54,135)
Selling, general, and administrative	(110,687)	(90,154)	(321,484)	(281,961)
Loss on debt extinguishment	—	(14,458)	—	(14,458)
Inventory impairment and other	—	—	—	(41)
Other income (expense)	(5,651)	(1,004)	(12,754)	(2,790)
Income before income tax expense	172,074	145,761	574,498	428,944
Income tax expense	(27,601)	(31,784)	(128,861)	(95,406)
Net income	$144,473	$113,977	$445,637	$333,538

Earnings per share:
Basic	$4.49	$3.38	$13.57	$9.90
Diluted	$4.44	$3.31	$13.41	$9.69
Weighted average common shares outstanding:
Basic	32,196,589	33,760,940	32,850,647	33,688,531
Diluted	32,570,335	34,471,044	33,241,764	34,420,163

Century Communities, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	September 30,	December 31,
	2022	2021
Assets	(unaudited)	(audited)
Cash and cash equivalents	$98,203	$316,310
Cash held in escrow	83,952	52,297
Accounts receivable	41,955	41,932
Inventories	3,107,734	2,456,614
Mortgage loans held for sale	194,123	353,063
Prepaid expenses and other assets	259,379	200,087
Property and equipment, net	30,450	24,939
Deferred tax assets, net	33,873	21,239
Goodwill	30,395	30,395
Total assets	$3,880,064	$3,496,876
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$94,054	$84,679
Accrued expenses and other liabilities	337,415	316,877
Notes payable	1,016,548	998,936
Revolving line of credit	165,000	—
Mortgage repurchase facilities	195,047	331,876
Total liabilities	1,808,064	1,732,368
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 31,772,335 and 33,760,940 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	318	338
Additional paid-in capital	579,697	697,845
Retained earnings	1,491,985	1,066,325
Total stockholders' equity	2,072,000	1,764,508
Total liabilities and stockholders' equity	$3,880,064	$3,496,876

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
West	219	395	(44.6)%	884	1,286	(31.3)%
Mountain	183	489	(62.6)%	1,247	2,053	(39.3)%
Texas	181	392	(53.8)%	867	1,309	(33.8)%
Southeast	240	387	(38.0)%	1,064	1,151	(7.6)%
Century Complete	495	1,079	(54.1)%	2,433	3,518	(30.8)%
Total	1,318	2,742	(51.9)%	6,495	9,317	(30.3)%

Home Deliveries

(dollars in thousands)

	Three Months Ended September 30,
	2022		2021		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	378	$674.3	409	$655.8	(7.6)%	2.8%
Mountain	494	$582.4	509	$500.6	(2.9)%	16.3%
Texas	314	$368.5	274	$313.1	14.6%	17.7%
Southeast	423	$464.0	325	$403.8	30.2%	14.9%
Century Complete	1,021	$258.6	805	$220.3	26.8%	17.4%
Total / Weighted Average	2,630	$425.3	2,322	$395.1	13.3%	7.6%

	Nine Months Ended September 30,
	2022		2021		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	1,200	$676.1	1,113	$621.2	7.8%	8.8%
Mountain	1,466	$575.4	1,805	$462.0	(18.8)%	24.5%
Texas	1,043	$347.5	1,079	$281.9	(3.3)%	23.3%
Southeast	1,193	$441.0	1,322	$393.2	(9.8)%	12.2%
Century Complete	2,789	$250.3	2,571	$207.0	8.5%	20.9%
Total / Weighted Average	7,691	$421.5	7,890	$365.2	(2.5)%	15.4%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of September 30,		Increase/(Decrease)
	2022	2021	Amount	% Change

West	22	18	4	22.2%
Mountain	32	27	5	18.5%
Texas	24	15	9	60.0%
Southeast	25	19	6	31.6%
Century Complete	114	107	7	6.5%
Total	217	186	31	16.7%

Backlog

(dollars in thousands)

	As of September 30,
	2022			2021			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	208	$172,071	$827.3	659	$436,812	$662.8	(68.4)%	(60.6)%	24.8%
Mountain	826	447,827	$542.2	1,037	556,192	$536.3	(20.3)%	(19.5)%	1.1%
Texas	210	73,482	$349.9	615	217,362	$353.4	(65.9)%	(66.2)%	(1.0)%
Southeast	584	246,764	$422.5	630	257,902	$409.4	(7.3)%	(4.3)%	3.2%
Century Complete	1,627	439,236	$270.0	1,925	454,516	$236.1	(15.5)%	(3.4)%	14.4%
Total / Weighted Average	3,455	$1,379,380	$399.2	4,866	$1,922,784	$395.1	(29.0)%	(28.3)%	1.0%

Lot Inventory

	As of September 30,
	2022			2021			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	4,824	1,325	6,149	3,971	5,435	9,406	21.5%	(75.6)%	(34.6)%
Mountain	11,312	2,374	13,686	8,004	13,633	21,637	41.3%	(82.6)%	(36.7)%
Texas	7,382	4,158	11,540	4,150	8,528	12,678	77.9%	(51.2)%	(9.0)%
Southeast	5,981	7,683	13,664	3,692	12,460	16,152	62.0%	(38.3)%	(15.4)%
Century Complete	4,978	12,761	17,739	5,178	10,486	15,664	(3.9)%	21.7%	13.2%
Total	34,477	28,301	62,778	24,995	50,542	75,537	37.9%	(44.0)%	(16.9)%
% of Total	54.9%	45.1%	100.0%	33.1%	66.9%	100.0%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. We define Adjusted Net Income as consolidated net income before (i) income tax expense, (ii) inventory impairment and other (iii) restructuring costs, and (iv) loss on debt extinguishment, less adjusted income tax expense, calculated using the Company’s GAAP tax rate for the applicable period. Adjusted Diluted EPS is calculated by dividing Adjusted Net Income by weighted average common shares – diluted.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Numerator
Net income	$144,473	$113,977	$445,637	$333,538
Denominator
Weighted average common shares outstanding - basic	32,196,589	33,760,940	32,850,647	33,688,531
Dilutive effect of restricted stock units	373,746	710,104	391,117	731,632
Weighted average common shares outstanding - diluted	32,570,335	34,471,044	33,241,764	34,420,163
Earnings per share:
Basic	$4.49	$3.38	$13.57	$9.90
Diluted	$4.44	$3.31	$13.41	$9.69

Adjusted earnings per share
Numerator
Net income	$144,473	$113,977	$445,637	$333,538
Income tax expense	27,601	31,784	128,861	95,406
Income before income tax expense	172,074	145,761	574,498	428,944
Inventory impairment and other	—	—	—	41
Loss on debt extinguishment	—	14,458	—	14,458
Adjusted income before income tax expense	172,074	160,219	574,498	443,443
Adjusted income tax expense(1)	(27,601)	(34,937)	(128,861)	(98,631)
Adjusted net income	$144,473	$125,282	$445,637	$344,812

Denominator - Diluted	32,570,335	34,471,044	33,241,764	34,420,163

Adjusted diluted earnings per share	$4.44	$3.63	$13.41	$10.02

(1)      The tax rates used in calculating adjusted net income for the three and nine months ended September  30, 2022 were 16.0% and 22.4%, respectively, and for the three and nine months ended September  30, 2021  were 21.8% and 22.2%, respectively, which are reflective of the Company’s GAAP tax rates for the applicable periods.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding inventory impairment and other and interest is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment and indebtedness have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended September 30,
	2022	%	2021	%

Home sales revenues	$1,118,588	100.0%	$917,337	100.0%
Cost of home sales revenues	(841,665)	(75.2)%	(682,012)	(74.3)%
Inventory impairment and other	—	—%	—	—%
Gross margin from home sales	276,923	24.8%	235,325	25.7%
Add: Inventory impairment and other	—	—%	—	—%
Add: Interest in cost of home sales revenues	13,726	1.2%	14,636	1.6%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$290,649	26.0%	$249,961	27.2%

	Nine Months Ended September 30,
	2022	%	2021	%

Home sales revenues	$3,241,537	100.0%	$2,881,404	100.0%
Cost of home sales revenues	(2,365,633)	(73.0)%	(2,203,187)	(76.5)%
Inventory impairment and other	—	—%	(41)	(0.0)%
Gross margin from home sales	875,904	27.0%	678,176	23.5%
Add: Inventory impairment and other	—	—%	41	0.0%
Add: Interest in cost of home sales revenues	39,345	1.2%	51,419	1.8%
Adjusted homebuilding gross margin excluding interest and inventory impairment and other	$915,249	28.2%	$729,636	25.3%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define Adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, (v) loss on debt extinguishment, (vi) inventory impairment and other. We believe Adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	% Change	2022	2021	% Change
Net income	$144,473	$113,977	26.8%	$445,637	$333,538	33.6%
Income tax expense	27,601	31,784	(13.2)%	128,861	95,406	35.1%
Interest in cost of home sales revenues	13,726	14,636	(6.2)%	39,345	51,419	(23.5)%
Interest expense (income)	(2)	(148)	(98.6)%	(14)	(431)	(96.8)%
Depreciation and amortization expense	2,855	2,669	7.0%	8,207	8,324	(1.4)%
EBITDA	188,653	162,918	15.8%	622,036	488,256	27.4%
Loss on debt extinguishment	—	14,458	(100.0)%	—	14,458	(100.0)%
Inventory impairment and other	—	—	NM	—	41	(100.0)%
Adjusted EBITDA	$188,653	$177,376	6.4%	$622,036	$502,755	23.7%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (homebuilding debt less cash and cash equivalents, and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). Homebuilding debt is our total debt minus outstanding borrowings under our construction loan agreement and mortgage repurchase facilities. The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	September 30,	December 31,
	2022	2021
Notes payable	$1,016,548	$998,936
Revolving line of credit	165,000	—
Construction loan agreements	(2,985)	—
Total homebuilding debt	1,178,563	998,936
Total stockholders' equity	2,072,000	1,764,508
Total capital	$3,250,563	$2,763,444
Homebuilding debt to capital	36.3%	36.1%

Total homebuilding debt	$1,178,563	$998,936
Cash and cash equivalents	(98,203)	(316,310)
Cash held in escrow	(83,952)	(52,297)
Net homebuilding debt	996,408	630,329
Total stockholders' equity	2,072,000	1,764,508
Net capital	$3,068,408	$2,394,837

Net homebuilding debt to net capital	32.5%	26.3%

Contact Information:

Tyler Langton, Senior Vice President of Investor Relations

303-268-8345

Investorrelations@CenturyCommunities.com

Category:
Earnings